April 25, 2018 Landstar System, Inc. Earnings Conference Call First Quarter 2018 Date Published: 04/25/2018 Exhibit 99.2

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements made during this presentation that are not based on historical facts are “forward looking statements.” During this presentation, I may make certain statements, containing forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Such statements are by nature subject to uncertainties and risks, including but not limited to: the operational, financial and legal risks detailed in Landstar’s Form 10-K for the 2017 fiscal year, described in the section Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements. Date Published: 04/25/2018

Model Definition Landstar is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third party capacity providers and employees. Date Published: 04/25/2018

The Network Landstar Employees Approx. 1,300 Agents Approx. 1,200 Customers 25,000+ Capacity 59,000+ 2017 Results $3.6 billion in revenue 2.0 million loadings 542 million dollar agents 9,696 BCO trucks (2017 year-end) 49,934 Carriers (2017 year-end) 15,000+ Trailers (2017 year-end) Date Published: 04/25/2018

Percentage of Revenue 1Q17 1Q18 Truck Transportation Truckload Van equipment 60% 63% Unsided/platform equipment 30% 29% Less-than-truckload 3% 2% Rail intermodal 3% 3% Ocean and air cargo 3% 2% Transportation Management Services Date Published: 04/25/2018

Percentage change in rate is calculated on a revenue per load basis. Percentage change in volume is calculated on the number of loads hauled. Revenue ($’s in thousands) Date Published: 04/25/2018 Quarter Quarter

Van Equipment Unsided/Platform Equipment Truckload Loadings and Revenue per Load (Excludes LTL) Date Published: 04/25/2018

As a Percentage of Revenue 1Q17 1Q18 Quarter over Prior Year Quarter Growth Consumer Durables 21.5 23.5 48% Machinery 15.3 14.0 23% Automotive 8.7 8.4 31% Building Products 8.6 8.5 34% Metals 6.7 6.4 30% AA&E, Hazmat 8.8 8.9 37% Foodstuffs 5.2 6.0 57% Energy 3.1 2.3 1% Other 22.3 21.9 32% Transportation Revenue 100.0 100.0 35% Industries Served Date Published: 04/25/2018

Gross profit equals revenue less the cost of purchased transportation and commissions to agents. Gross profit margin equals gross profit divided by revenue. Revenue on transactions with a fixed gross profit margin was 54% and 52% of revenue in the 2017 and 2018 first quarters, respectively. Gross Profit (1) and Gross Profit Margin (2) ($’s in thousands) Date Published: 04/25/2018 Quarter 15.6% 14.8%

48.4% 4 Operating margin equals operating income divided by gross profit. Operating Income and Operating Margin (1) ($’s in thousands) Date Published: 04/25/2018 Quarter 10 48.3% 43.0%

Date Published: 04/25/2018 Truck Capacity Data (All information is provided as of the end of the period)

Net cash is defined as cash and cash equivalents plus short term investments less outstanding debt. Date Published: 04/25/2018 Key Balance Sheet and Cash Flow Statistics ($’s in thousands)

Free Cash Flow (1) / Share Purchases Date Published: 04/25/2018 (In Thousands) (1) Free cash flow is defined as cash flow from operations less capital expenditures, each set forth on the prior slide.

Date Published: 04/25/2018